Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of POLIBELI GROUP LTD on Amendment No.1 to Form F-4 (File No. 333-285821) of our report dated September 26, 2024, except for the restructuring described in Note 1(b) and the revenue by product and service disclosure described in Note 3(y) as to which the dates are November 13, 2024 and December 27, 2024, respectively, with respect to our audits of the consolidated financial statements of POLIBELI GROUP LTD as of December 31, 2023 and 2022 and for the years ended December 31, 2023 and 2022, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

New York, New York

March 28, 2025